Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310 536-2420

DaVita Inc. Announces Receipt of DOJ Subpoena

El Segundo, California, October 26, 2004 – DaVita Inc. (NYSE: DVA), today announced that it has received a subpoena from the U.S. Department of Justice, Eastern District of New York. The subpoena, which was received Monday afternoon, October 25, 2004, requires production of a wide range of documents relating to the operations of the Company and its subsidiaries, including DaVita Laboratory Services, Inc. The subpoena also includes specific requests for documents relating to testing for parathyroid hormone (PTH) levels and to products relating to vitamin D therapies. The Company intends to meet with representatives of the government to discuss the scope of the subpoena and the production of responsive documents.

The Company believes that the subpoena has been issued in connection with a joint civil and criminal investigation. To the Company’s knowledge, no proceedings have been initiated against the Company at this time, although the Company cannot predict whether or when proceedings might be initiated.

The Company intends to cooperate with the government’s investigation.

Kent Thiry, Chairman & CEO of DaVita stated, “We have worked hard to create and sustain a culture of compliance at DaVita, as well as the policies and systems to support that culture. We look forward to the opportunity to answer whatever questions the government has.”

DaVita will be holding a conference call to discuss this matter on October 27, 2004, at 12:00 PM Eastern Time. The dial in number is 800-399-4406. A replay of the conference call will be available on DaVita’s official web page, www.davita.com, for the following 30 days.